Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-528-7000 x363
Benjamin Franklin Bancorp Declares Dividend
FRANKLIN, MASSACHUSETTS (October 27, 2005): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today announced that its Board of Directors declared a quarterly cash dividend of $0.03 per common share. This dividend will be payable November 28, 2005 to stockholders of record as of the close of business on November 14, 2005.
Benjamin Franklin currently operates 9 full-service branches in the greater Boston area. Total assets of the Company as of September 30, 2005 were $856.2 million.